Exhibit 5.1

Tel 713.758.2222 Fax 713.758.2346

April 29, 2014

New Source Energy Partners L.P.

914 North Broadway, Suite 230

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We have acted as counsel for New Source Energy Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of 3,450,000 common units (the “Units”) representing limited partner interests in the Partnership pursuant to that certain Underwriting Agreement dated April 23, 2014 (the “Underwriting Agreement”) by and among the Partnership and New Source Energy GP, LLC (the “General Partner”) and the several underwriters named therein (the “Underwriters”).

In connection with the rendering of the opinions hereinafter set forth, we have examined (i) the Amended and Restated Agreement of Limited Partnership of the Partnership, and all amendments to date thereto (collectively, the “Partnership Agreement”); (ii) the Registration Statement on Form S-3 (Registration No. 333-195129) with respect to the Units being sold by the Partnership (the “Registration Statement”); (iii) the prospectus included in the Registration Statement dated April 21, 2014 (the “Base Prospectus”); (iv) the prospectus supplement to said prospectus dated April 23, 2014 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (v) resolutions of the Board of Directors of the General Partner and the pricing committee thereof; and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will be effective, and all Units will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Units, when issued, will be validly issued, fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and as described in the Prospectus.

The foregoing opinion is limited to the Delaware LP Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 United States of America Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

April 29, 2014 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.